UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 05, 2025

DANIMER SCIENTIFIC, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39280	84-1924518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

140 Industrial Boulevard
Bainbridge, Georgia		39817
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 229 243-7075

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
NONE	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

As previously disclosed on Current Report on Form 8-K filed on December 17, 2024, Danimer Scientific, Inc. (the “Company”), as issuer and a grantor, and certain subsidiaries of the Company, as grantors and guarantors, entered into that certain Super Senior Secured Uninsured Promissory Note (the “Senior Secured Note”) pursuant to the Company’s Financing Agreement (as amended, the “Financing Agreement”). Pursuant to the terms of the Senior Secured Note, on December 17, 2024, the Company issued loans to certain Payees (as defined in the Senior Secured Note) in the aggregate principal sum of $11,250,000, in exchange for cash, net of a 5.00% upfront fee and other fees and expenses.

On February 5, 2025, the Company received a notice of events of default and acceleration of the Senior Secured Note from the Payees thereunder (the “Senior Secured Note Notice of Acceleration”) and substantially contemporaneously entered into a forbearance agreement (the “Forbearance Agreement”) with the Payees, pursuant to which the Payees agreed to forbear from enforcing their full remedies until the earliest of (i) March 1, 2025, (ii) the occurrence of an event of default under the Senior Secured Note other than the alleged events of default set forth in the Senior Secured Note Notice of Acceleration and Forbearance Agreement or certain potential cross-defaults arising therefrom, or (iii) the occurrence of a breach by the Company of any provision in the Forbearance Agreement. As a result of the events of default under the Senior Secured Note, the interest rate on the Senior Secured Note increased from 15.0% per annum to 17.0% per annum. In exchange for the Payees agreeing to enter the Forbearance Agreement, the Company paid in full all unpaid costs and expenses of the Payees, including all fees, disbursements and expenses of their respective legal and financial advisors incurred in connection with the negotiation, preparation and consummation of the Forbearance Agreement. As of the receipt of the Senior Secured Note Notice of Acceleration, the aggregate amount owed under the Senior Secured Note, including accrued interest, was approximately $14.9 million.

Except as set forth above, all other terms, conditions and rights of the Senior Secured Note remain in full force and effect.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Senior Secured Note

The information set forth in Item 1.01 above regarding the acceleration of the Senior Secured Note is incorporated herein by reference.

Term Loan

On February 5, 2025, the Company received notice (the “Term Loan Notice of Acceleration”) from the Required Lenders (as such term is defined in the Financing Agreement) of the acceleration of the Company’s outstanding term loans borrowed under the Financing Agreement (the “Term Loan”) as a result of, among other items, the acceleration of the Senior Secured Note. Pursuant to the Financing Agreement, until the earlier of (i) payment in full in cash of all amounts due and owing in respect of the Senior Secured Note or (ii) the passage of 180 days after the date of the Term Loan Notice of Acceleration (the “Standstill Period”), the lenders under the Term Loan generally may not enforce, or cause or permit the enforcement of, the payment obligations arising under the Financing Agreement or the liens and security interests granted under the Loan Documents (as such term is defined in the Financing Agreement). The Company does not anticipate any further action to be taken by the lenders under the Term Loan that would materially impact the Company during the Standstill Period. As of the receipt of the Term Loan Notice of Acceleration, the aggregate amount owed under the Term Loan, including accrued interest, was approximately $133.5 million.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Danimer Scientific, Inc

Date:	February 11, 2025	By:	/s/ Stephen A. Martin
Stephen A. Martin Chief Legal Officer and Corporate Secretary